Exhibit 99.1

Connie Beck named Executive Vice President of
Small Business and Personal Financial Services at Comerica

DETROIT/Nov. 3, 2004 — Comerica Incorporated today named Connie Beck as its executive vice president of Small Business and Personal Financial Services. The announcement was made by Ralph W. Babb Jr., chairman and chief executive officer.

As executive vice president, Small Business and Personal Financial Services, Beck will lead the division which includes Branch Administration, Consumer Lending, Personal Financial Services and Small Business.

Beck, 58, joins Comerica from SouthTrust Bank, NA, in Atlanta, Georgia, where she served as market chief executive officer for Atlanta, and later as market chief executive officer for the Dallas-Fort Worth Metroplex. She also spent 26 years in various positions with Bank of America and its predecessor banks in California and Texas. Beck has extensive experience in managing large retail and commercial banking activities.

Beck will become a member of Comerica’s Management Policy Committee and Management Council.

Beck earned a Bachelor of Arts degree from Texas Tech University and an MBA from Southern Methodist University.

Comerica Incorporated (NYSE: CMA) is a financial services company headquartered in Detroit. Comerica focuses on relationships, and helping people and businesses be successful. Comerica reported total assets of $53 billion at September 30, 2004.

Media contacts:	Investor contacts:
Sharon R. McMurray	Helen L. Arsenault
(313) 222-4881	(313) 222-2840
srmcmurray@comerica.com	hlarsenault@comerica.com
or	or
Kathleen A. Pitton	Judith M. Chavis
(313) 222-4916	(313) 222-6317
kapitton@comerica.com	jmchavis@comerica.com